CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	December 10, 2012
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND FINANCIAL USA, INC. COMPLETES PURCHASE OF
HERITAGE BANK, N.A. IN PHOENIX, ARIZONA

Dubuque, Iowa, December 10, 2012-Heartland Financial USA, Inc. (NASDAQ: HTLF) today announced that it has closed on the purchase of Heritage Bank, National Association, a Phoenix-based commercial bank. Heritage Bank was previously a subsidiary of Ameri-National Corporation of Overland Park, Kansas.

Heartland acquired Heritage in an all-cash transaction valued at approximately $15.6 million. The purchase price represents a premium of approximately 1.24 times total equity and a premium on total deposits of 3.56 percent. Heartland expects the transaction to be accretive to earnings in 2013.

As of September 30, 2012 Heritage had assets of approximately $107 million, loans of $73 million and deposits of $84 million. The acquisition expands the number of Heartland banking locations in the Phoenix, Arizona market from seven to nine.

Heartland will operate Heritage Bank as a separate charter until late in the first quarter of 2013 when it expects to combine the Heritage charter with Heartland's Arizona Bank & Trust subsidiary and complete the systems conversion.

Stifel Nicolaus Weisel acted as financial advisor to Heartland and The Hovde Group acted as financial advisor to Ameri-National Corporation.

About Heartland Financial USA, Inc.

Heartland Financial USA, Inc. is a $4.6 billion diversified financial services company providing commercial and retail banking, residential mortgage, wealth management, investment services, insurance and consumer finance services. Heartland currently has 68 banking locations in 46 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota and mortgage loan production offices in California, Nevada, Wyoming, Idaho and North Dakota. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

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Safe Harbor Statement

This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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